Exhibit 11:

                            TranSwitch Corporation
                     Computation of Earnings per Share (1)

                     (in thousands, except per share data)

                                                                           Three Months Ended    Six Months Ended
                                                                                June 30,             June 30,
                                                                            1996      1995       1996      1995
                                                                            ----      ----       ----      ----
Primary (2)
Weighted average number of common shares outstanding                        11,726     9,143     11,648     8,683


Common stock issuable with respect to common equivalents
 for stock options and warrants                                                558        -         588        -
Conversion of common equivalents issued during the twelve
 month period prior to the initial public offering (3)                          -         61         -        122
                                                                         ---------   -------   --------  --------
Weighted average common shares and equivalents                              12,284     9,204     12,236     8,805

Net income (loss)                                                        $      92   $  (508)  $    155  $ (1,415)
                                                                         ---------   -------   --------  --------
Pro forma income (loss) per share                                        $    0.01   $ (0.06)  $   0.01  $  (0.16)
=================================                                        =========   =======   ========  ========

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(1) This exhibit should be read in connection with "Stockholders' Equity and
    Loss Per Share" in Note 2 of the notes to the Consolidated Financial Statements.
(2) Fully diluted per share amounts are the same as primary.
(3) Pursuant to the requirements of the Securities and Exchange Commission, Common Stock and common stock equivalents issued during the twelve month period prior to the Company's initial public offering have been included in the calculation (using the treasury stock method and the price of $10.00 per share) as if they were outstanding for all periods presented whether they are anti-dilutive or not.